Changes of Independent Registered Public Accounting Firm

Schroder Core Bond Fund
Schroder Long Duration Investment-Grade Bond Fund
Schroder North American Equity Fund (the “Funds”)

On May 7, 2020, PricewaterhouseCoopers LLP (“PwC”) resigned as the Independent Registered Public Accounting Firm for the Funds. PwC’s report on the Funds’ financial statements for fiscal year ended October 31, 2019 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds’ fiscal years ended October 31, 2019 and 2018 and the subsequent interim period through May 7, 2020 (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds’ financial statements for such years; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K.

The Funds have provided PwC with a copy of the disclosures set forth under the heading “Changes in independent registered public accounting firm” and have requested that PwC furnish a letter stating whether or not PwC agrees with the statements related to them made by the Funds. A copy of the letter is filed as Item 11(b) to the N-CSR.

The Funds have selected Ernst & Young LLP (“EY”) to serve as the Funds' independent registered public accounting firm for the Funds’ fiscal year ended October 31, 2020. The decision to select EY was recommended by the Funds’ Audit Committee and was approved by the Funds’ Board of Trustees on June 25, 2020. During the fiscal year ended October 31, 2019 and 2018 and the subsequent interim period through June 25, 2020, neither the Funds, nor anyone on their behalf, consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

January 8, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Schroder Core Bond Fund, Schroder Long Duration Investment-Grade Bond Fund and Schroder Total Return Fixed Income Fund (constituting Schroder Series Trust, hereafter collectively referred to as the “Funds”) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 11(b) of Form N-CSR of the Funds dated January 8, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

Philadelphia, Pennsylvania

Attachment